Exhibit 21.1

SUBSIDIARIES

Darwin Social Marketing Inc. (Canada)

Darwin Sweden AB (Sweden)

Eat24, LLC (Delaware)

Qype GmbH (Germany)

Qype Ltd. (England and Wales)

Qype SARL (France)

Qype Spain S.L. (Spain)

Yelp Australia Pty. Ltd (Australia)

Yelp Brazil Serviços de Marketing Ltda. (Brazil)

Yelp Deutschland GmbH (Germany)

Yelp España S.L. (Spain)

Yelp France SAS (France)

Yelp Ireland Holding Company Limited (Ireland)

Yelp Ireland Limited (Ireland)

Yelp Italia S.r.l.

Yelp Japan, G.K. (Japan)

Yelp Singapore PTE Ltd. (Singapore)

Yelp UK Ltd (England and Wales)